EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on the 30th day of April, 2012 (the “Execution Date”), by and among (a) Sutron Corporation, a Virginia corporation (the “Buyer’”), (b) IPS MeteoStar, Inc., a California corporation (the “Company” or “IPSM”), (c) Information Processing Systems of California, Inc., a California corporation (the “Parent Company” or “IPS”), (d) Clarence L. Boice (“Clarence”), and (e) Shirley H. Boice (“Shirley”). The Company, the Parent Company, Clarence and Shirley are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers”; and the Buyer, the Company, the Parent Company, Clarence and Shirley are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.   The Company is a wholly-owned subsidiary of the Parent Company.

B.   Clarence and his wife Shirley are the sole directors of the Parent Company, Clarence is the President and CEO of the Parent Company, Shirley is the Secretary of the Parent Company, and Clarence and Shirley are the majority stockholders of Parent Company.

C.   Clarence is the sole director, and the Chairman, CEO/President, Secretary and CFO, of the Company.

D.   This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Company in exchange for cash.

Now, therefore, in consideration of the Recitals and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.           Definitions.  The definitions of certain capitalized words and terms used in this Agreement are set forth in Exhibit A.

§2.           Basic Transaction.

(a)           Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Company, and the Company agrees to sell, assign, transfer, convey, and deliver to the Buyer, all of the Acquired Assets free and clear of all Liens at the Closing for the consideration specified below in this §2.

      (b)           Assumption of Liabilities.

(i)           On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.  However, the Buyer will not assume, and will not have any liability or responsibility for or with respect to, any debt, obligation and/or liability of the Company of any kind whatsoever (whether known or unknown, accrued or contingent, or matured or unmatured) not included within the definition of Assumed Liabilities.

(ii)           With respect to the PTO Obligation that is part of the Assumed Liabilities, the Buyer may satisfy said PTO Obligation as to any Employee Owed PTO  (i) by, if said Employee Owed PTO becomes employed by the Buyer after Closing, crediting such Employee with a number of hours of paid vacation under the Buyer’s vacation policy in effect at Closing as is equal to such Employee Owed PTO’s accrued PTO

(subject to the maximum number of hours of PTO that may be accrued by such Employee Owed PTO), or (ii) by compensating such Employee Owed PTO with a cash payment equal to the number of hours of accrued PTO (subject to the maximum number of hours of PTO that may be accrued by such Employee Owed PTO) multiplied by the accrual rate (dollars per hour) applicable to such Employee Owed PTO.

(c)           Purchase Price. The Buyer agrees to pay to the Company at the Closing Four Million One Hundred Seventy-five Thousand Dollars ($4,175,000.00) (the “Purchase Price”) less the Escrow Amount (such difference, the ‘‘Closing Purchase Price’’) as follows:

(i)
by payment at Closing, for and on behalf of the Company, of all of those debts, liabilities and obligations of the Company set forth on Schedule 2(c) (“Debts To Be Paid At Closing”) in accordance with the instructions set forth on (or referred to on) Schedule 2(c); and

(ii)
by payment by delivery of cash payable by wire transfer or delivery of other immediately available funds to the Company in an amount equal to the Closing Purchase Price less the aggregate amount of the Debts To Be Paid At Closing (the “Balance of the Closing Purchase Price”).

Prior to Closing the Parties and the Escrow Agent shall enter into an escrow agreement in form and substance reasonably acceptable to all of the Parties and containing terms and conditions consistent with this Agreement (the “Escrow Agreement”). The Buyer agrees to pay to the Escrow Agent at the Closing the Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into the escrow account. The Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by the Sellers to the Buyer under this Agreement in accordance with the terms of the Escrow Agreement.

(d)           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., 12505 Park Potomac Avenue, 6th Floor, Potomac, Maryland 20854, commencing at 9:00 a.m. local time on the second Business Day  following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that without the written consent of the Buyer the Closing Date shall be no later than May 31, 2012.

(e)           Deliveries at the Closing. At the Closing,

(i)	the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below;

(ii)	the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in §7(b) below;

(iii)
the Company will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Intellectual Property transfer documents), (B) a bill of sale, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request, all in form and substance reasonably acceptable to the Buyer (collectively, the “Assignments and Bill of Sale”);

(iv)
the Buyer will execute, acknowledge (if appropriate), and deliver to the Company (A) an assumption agreement, and (B) such other instruments of assumption as the Company and its counsel may reasonably request, all in form and substance reasonably acceptable to the Company (collectively, the “Assumptions”); and

(v)
the Buyer will (A) pay the Escrow Amount to the Escrow Agent as specified in §2(c) above, (B) pay the Debts To Be Paid At Closing in accordance with the instructions set forth on (or referred to on) Schedule 2(c) as specified in §2(c) above, and (C) pay to the Company the Balance of the Closing Purchase Price as specified in §2(c) above.

(f)           Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E.  The Parties agree that the fair market value of the one (1) year non-competition agreement from the Company to the Buyer (which shall be among the Non-Competition Agreements, as defined below) is One Hundred Thousand Dollars ($100,000.00), which is included within the Purchase Price.

(g)           Adjustments.  The Purchase Price (and concomitantly the Closing Purchase Price and the Balance of the Closing Purchase Price [but not the Debts To Be Paid At Closing or the Escrow Amount]) shall be subject to adjustment as provided on Schedule 2(g).

  §3.           Sellers’ Representations and Warranties. The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure letter accompanying this Agreement and signed or initialed by the Company, on behalf of all of the Sellers, and by the Buyer (the “Disclosure Letter”). The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a)           Organization of Company. The Company and the Parent Company are each a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

(b)           Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Company and the stockholders of   the Company (i.e., the Parent Company) have duly authorized the execution, delivery, and performance of this Agreement by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

(c)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company, (ii)  result in the imposition of any Lien upon any of the Company’s assets, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect.  The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, or any third party, in order for the Parties to enter into or consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except (i) for those authorizations, consents and approvals listed or described on Schedule 3(c), or (ii) where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)           Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. The Company has no any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)           Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens or restriction on transfer.

(f)           Subsidiaries. The Company has no Subsidiaries, and has never had any Subsidiaries.

(g)           Financial Statements. Attached hereto as Exhibit F are the following (collectively, the “Financial Statements”):

(i)
the Company’s pro forma balance sheets and income statements for fiscal periods May 31, 2011, August 31, 2011, November 30, 2011, and February 29, 2012 (the “Pro Forma Financial Statements”), a copy of which is attached as Exhibit F-1;

(ii)	the Company’s monthly actual financial statements for the period June 2011 to January 2012 (the “Monthly Actual Financial Statements”), a copy of which is attached as Exhibit F-2;

(iii)
from the Parent Company’s consolidated Federal income tax return for the fiscal year ended May 31, 2011, (A) the Company’s income and deductions on the “Schedule of Combined Income and Deductions” (and related Statements 5, 6, 7 and 8), (B) the Company’s balance sheet on the “Statement of Consolidated Beginning Balance Sheet” and “Schedule of Combined Beginning Balance Sheet” (and related Statements 9, 10, 11, 12 and 13), (C) the Company’s balance sheet on the “Statement of Consolidated Ending Balance Sheet and Schedule M-2” (and related Statements 14, 15, 16, 17 and 18), (D) the information regarding the Company from the “Statement of Consolidated Schedule M-1” and “Schedule of Combined Schedule M-1” (and related Statements 19, and 20) (the “Tax Return Financial Statements”), a copy of which is attached as Exhibit F-3;

(iv)
from the Parent Company’s consolidated California Corporation Franchise or Income Tax Return for the fiscal year ended May 31, 2011, (A) the Company’s tangible assets listed or described in California Form 3885 “State Alternative Minimum Tax/ACE Depreciation Report” (including related Statement 4), (B) the Company’s income and deductions on the “Adjusted Combined Schedule F – Income and Deductions,” the “Combined Schedule F – Income and Deductions” and relates Statements 6, 7, 8 and 9), the “Combined Apportionment Schedule,” “Combined Net Income and Tax Computations,” and “Combined Schedule R-6 Contribution and Adjustment,” (C) the Company’s balance sheet on the “Adjusted Combined Beginning Balance Sheet,” “Combined Beginning Balance Sheet” (and related Statements 10, 11, 12, 13 and 14), and “Adjusted Combined Ending Balance Sheet,” “Combined Ending Balance Sheet” (and related Statements 15, 16, 17, 18, and 19), and (D) the information regarding the Company from the “Combined Schedules M-1 and M-2” (and related Schedules 20, 22 and 23) (the “California Tax Financial Statements”), and copy of which is attached as Exhibit F-4.

The Financial Statements present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods, and are correct and complete and consistent with the books and records of Company.  The Pro Forma Financial Statements and the Monthly Actual Financial Statements have been prepared in accordance with GAAP throughout the respective periods covered thereby.

(h)           Events Subsequent to Most Recent Fiscal Year End. Since May 31, 2011, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i)	the Company has not has sold, leased, transferred, or assigned any assets, tangible or intangible, in excess of the Threshold Amount outside the Ordinary Course of Business;

(ii)	the Company has not entered into any agreement, contract, lease, or license in excess of the Threshold Amount outside the Ordinary Course of Business;

(iii)
no party (including the Company) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which the Company is a party or by which the Company is bound;

(iv)	the Company has not had any Lien imposed upon any of the Company’s assets, tangible or intangible (excluding any Lien to be released upon payment of the Debts To Be Paid At Closing);

(v)	the Company has not made any capital expenditures in excess of the Threshold Amount outside the Ordinary Course of Business;

(vi)	the Company has not made any capital investment in, or any loan to, any other Person in excess of the Threshold Amount outside the Ordinary Course of Business;

(vii)	the Company has not created, incurred, assumed, or guaranteed indebtedness for borrowed money, and capitalized lease obligations, in excess of the Threshold Amount;

(viii)	the Company has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(ix)           there has been no change made or authorized in the charter or bylaws of Company;

(x)
the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xi)
the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii)	the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of the Threshold Amount;

(xiii)
the Company has not made any loan to, or entered into any other transaction with, any of its directors or officers, and the Company has not made any loan to, or entered into any other transaction with, any of its employees outside the Ordinary Course of Business;

(xiv)
the Company has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or become bound by any collective bargaining relationship;

(xv)
the Company has not granted any increase in the base compensation of any of its directors or officers, or granted any increase in base compensation to any of Company’s employees outside the Ordinary Course of Business;

(xvi)
the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii)
the Company has not made any other material change in employment terms for any of its directors or officers, and Company has not made any other material change in employment terms for any of its employees outside the Ordinary Course of Business;

(xviii)
the Company has not implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively, the “WARN Act”);

(xix)	the Company has not changed its normal business practices or taken any other action outside the Ordinary Course of Business in order to generate Cash;

(xx)           the Company has not made any loans or advances of money; and

(xxi)           the Company has not committed to any of the foregoing.

(i)           Undisclosed Liabilities. The Company does not have any liability in excess of the Threshold Amount (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) Debts To Be Paid At Closing, (ii) liabilities reflected on the Company balance sheets included in the Financial Statements (rather than in any related Statement), and (iii) liabilities that have arisen after February 29, 2012, in the Ordinary Course of Business.

(j)           Legal Compliance. The Company, Clarence (as a director and officer of the Company) and Shirley (as a director of the Company) have each complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply, except (i) for allegations set forth in the lawsuit by Donald Clark that is the subject of the Clark Settlement Agreement, and (ii) where the failure to comply would not have a Material Adverse Effect.

(k)           Tax Matters.

(i)
The Company has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects, were prepared in substantial compliance with all applicable laws and regulations, and disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been paid. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company, including the Acquired Assets. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)	There is no material dispute or claim concerning any Tax liability of Company either (A) claimed or raised by any authority in writing or (B) to the Knowledge of the Company.

(iii)
§3(k)(iii) of the Disclosure Letter lists all federal, state, local, and non-U.S. Income Tax Returns filed with respect to Company for taxable periods ended on or after May 31, 2008, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.  The Company has delivered to Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company since May 31, 2008.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)
The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code §280G. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) is not and has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than an Affiliated Group consisting solely of the Parent Company and the Company) or (B) does not have any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v)
The unpaid Taxes of Company (A) did not, as of the February 29, 2012, exceed the reserve (if any) for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets in the Pro Forma Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve (if any) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

(vi)
No Company Subsidiary (if any) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)	change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(B)	“closing agreement,” as described in Code §7121 (or any corresponding provision of state, local, or non-U.S. income Tax law);

(C)           installment sale or open transaction made on or prior to the Closing Date;

(D)           prepaid amount received on or prior to the Closing Date; or

(E)           election under Code §108(i).

(vii)
Neither the Company nor any Company Subsidiary (if any) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(viii)	The Company is not and has never been a party to any “reportable transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(l)           Real Property.

(i)           The Company does not own, and has never owned, any real property.

(ii)
§3(l)(ii) of the Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §3(l)(ii) of the Disclosure Letter, with respect to each of the Leases:

(A)           such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)
except for those Leases for which Lease Consents are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)	the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease;

(D)
to the Knowledge of the Company, neither the Company nor any other party to the Lease is in breach of or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)	no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been re-deposited in full;

(F)	the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)	the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Seller;

(H)	the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)	the Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)
The Leased Real Property identified in §3(l)(ii) of the Disclosure Letter comprise all of the real property used or intended to be used in the business of Company; and Company is not a party to any agreement or option to purchase any real property or interest therein.

(iv)
All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are, to the Knowledge of the Company, in good condition and repair and sufficient for the operation of the business of the Company. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company as currently conducted thereon.

(v)
The Company has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein. To the Knowledge of the Company, there is  no injunction, decree, order, writ, or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the business of the Company as currently conducted thereon.

(vi)
To the Knowledge of the Company, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”). The Company has not received any written notice of violation of any Real Property Law and, to the Knowledge of the Company, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii)
Each parcel of Leased Real Property has direct access to a public street adjoining the Leased Real Property or has access to a public street via insurable easements benefitting such parcel of Leased Real Property, and such access is not dependent on any land or other real property interest that is not included in the Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Leased Real Property.

(viii)
All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational, and the Company has not had any problem with them with respect to the operation of the business of the Company as currently conducted thereon.

(ix)
To the Knowledge of the Company, the Company’s use or occupancy of the Leased Real Property or any portion thereof and the operation of the business of the Company as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(x)
To the Knowledge of the Company, the current use and occupancy of the Leased Real Property and the operation of the business of the Company as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.

(xi)	To the Knowledge of the Company, none of the Leased Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m)           Intellectual Property.

(i)
Neither the Company, nor any of its business as presently conducted, has or will interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of the Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or conflict (including any claim that the Company must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Company.

(ii)
§3(m)(ii) of the Disclosure Letter identifies each patent or registration that has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that the Company has made with respect to any of its Intellectual Property, identities all material reference material relating to the Company’s copyright registrations, and identifies each material license, sublicense, agreement, covenant not to sue, or other permission that Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date).  §3(m)(ii)  of the Disclosure Letter also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, other source identifier, copyright, and material computer software item used by the Company in connection with its business. With respect to each item of Intellectual Property required to be identified in §3(m)(ii) of the Disclosure Letter:

(A)	The Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B)	The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)
No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item; and

(D)	The Company has never agreed to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or other conflict with respect to the item.

(iii)
§3(m)(iii) of the Disclosure letter identifies each material item of Intellectual Property that the Parent Company, Clarence and/or Shirley, and/or any third party, owns and that Company accesses or uses pursuant to license, sublicense, agreement, covenant not to sue, or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in §3(m)(iii) of the Disclosure Letter:

(A)	As to each such material item of Intellectual Property owned by the Parent Company, Clarence and/or Shirley, and/or any third party:

(1)	Such Person owns all right, title and interest in and to such item of Intellectual Property, free and clear of all Liens; and

(2)	The Company has not granted any license, sublicense, or similar right to any third party that was not authorized, approved and consented to by the applicable owner; and

(B)	As to each such material item of Intellectual Property accessed or used by the Company pursuant to a license, sublicense, agreement, covenant not to sue, or permission:

(1)	The license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(2)
No party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(3)	No party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any material provision thereof;

(4)	The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(5)
No loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including a failure by the Company to pay any required maintenance fees).

(iv)
The LEADS Software includes all software that has been and/or is provided, or has been or is made available or accessible, by the Company to its customers or clients under or pursuant to any of the Customer Contracts, and/or any of the Completed Contracts, as “LEADS” software (or any variation thereof) and/or has been and/or is used by the Company to perform any such Customer Contracts or Completed Contracts.

(n)             Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company owns or leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(o)             Inventory. The inventory of the Company consists of work in process.

(p)             Contracts. §3(p) of the Disclosure Letter lists the following contracts and other agreements to which the Company is a party (excluding those included within the definition of Excluded Assets):

(i)	Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of the Threshold Amount per annum;

(ii)
Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of the Threshold Amount;

(iii)           Any agreement concerning a partnership or joint venture;

(iv)
Any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of the Threshold Amount or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)           Any agreement concerning confidentiality or non-competition;

(vi)	Any agreement involving any or all of the Parent Company, Clarence and/or Shirley, and/or his, her, or its Affiliates (other than the Company);

(vii)
Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)           Any collective bargaining agreement;

(ix)
Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of the Threshold Amount or providing material severance benefits;

(x)	Any agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)	Any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)	Any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii)
Any settlement, conciliation or similar agreement with any governmental entity or which will involve payment after the execution date of this Agreement of consideration in excess of the Threshold Amount;

(xiv)	Any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding the Threshold Amount; or

(xv)	Any other agreement (or group of related agreements) the performance of which involves consideration in excess of the Threshold Amount.

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in §3(p) of the Disclosure Letter (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in §3(p) of the Disclosure Letter. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

(q)           Notes and Accounts Receivable. All accounts, notes and other receivables of the Company (all of which are Excluded Assets) are reflected properly on the books and records of the Company.

(r)           Powers of Attorney. To the Knowledge of the Company, there are no outstanding powers of attorney executed on behalf of the Company.

(s)           Insurance. §3(s) of the Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

(i)           The name, address, and telephone number of the agent;

(ii)	The name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)           The policy number and the period of coverage;

(iv)
The scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)	A description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §3(s) of the Disclosure Letter describes any material self-insurance arrangements affecting the Company.

(t)           Litigation. §3(t) of the Disclosure Letter sets forth each instance in which (i) the Company (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator, or (ii) any of the other Sellers (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u)           Product Warranty. Substantially all of the products and other goods manufactured, produced, sold, leased, licensed, and/or delivered by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability in excess of the Threshold Amount (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement, repair, patch, or other correction thereof or other damages in connection therewith. Substantially all of the products and other goods manufactured, sold, leased, licensed, and/or delivered by the Company are subject to standard terms and conditions of sale, lease or license. §4(u) of the Disclosure Letter includes copies of the standard terms and conditions of sale, lease or license for the Company (containing any applicable guaranty, warranty, and indemnity provisions).

(v)           Product Liability. The Company does not have any liability in excess of the Threshold Amount (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, operation, and/or use of any product or other goods manufactured, sold, leased, licensed and/or delivered by the Company.

(w)           Employees.

(i)
Neither the Company nor the Parent Company is a party to or bound by any collective bargaining agreement, nor has the Company or the Parent Company experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within since May 31, 2008 (other than as set forth in the lawsuit by Donald Clark which is a subject of the Clark Settlement Agreement). Neither the Company nor the Parent Company has committed any material unfair labor practice. To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. With respect to this transaction, any notice required under any law or collective bargaining agreement has been or prior to the Closing Date will be given, and all bargaining obligations with any employee representative have been or prior to the Closing Date will be satisfied. Since May 31, 2008, neither the Company nor the Parent Company has implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to the Buyer.

(ii)
Set forth on Schedule 3(w) is a complete and correct list of all Company employees (current or former) (the “Employees Owed PTO”) to whom the Company owes any accrued paid time off (“PTO”), the respective number of hours of PTO accrued as to each Employee Owed PTO, the respective accrual rate (dollars per hour) applicable to each Employee Owed PTO as to their accrued respective PTO, the respective maximum number of hours of PTO that may be accrued by each Employee Owed PTO, and the respective maximum carry-over of PTO applicable to each Employee Owed PTO.  Employees of the Company (current or former) who had zero or a negative number of accrued hours of PTO, and certain other former employees of the Company, have been crossed off on Schedule 3(w), and they are not included among the Employees Owed PTO.  As indicated by Schedule 3(w), the aggregate number of hours of PTO accrued for all Employees Owed PTO is three thousand nine hundred eighteen and 30/100 (3,918.30) hours, which is accrued at the respective accrual rate (dollars per hour) applicable to each such Employee Owed PTO.  With respect to each Employee Owed PTO, the Company’s obligation with respect to PTO is to provide such Employee Owed PTO with such number of hours of paid time off as is equal to the accrued PTO of such Employee Owed PTO (subject to the maximum number of hours of PTO that may be accrued by such Employee Owed PTO) or, to the extent such hours of paid time off are not provided, to compensate such Employee Owed PTO with a cash payment equal to the number of hours of accrued PTO (subject to the maximum number of hours of PTO that may be accrued by such Employee Owed PTO) multiplied by the accrual rate (dollars per hour) applicable to such Employee Owed PTO.  Any such cash payment would be wages subject to withholding.

(x)           Employee Benefits.

(i)
§3(x)(i) of the Disclosure Letter lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability.

(A)
Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)
All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C)
All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)
Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and the Sellers are not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(E)
There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(F)
The Company has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii)
Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any  liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(iii)
Neither the Company, nor any of its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv)
Neither the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries other than in accordance with COBRA.

(v)
The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi)
§3(x)(v) of the Disclosure letter lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a “§409A Plan”)—to which the Company or any of its Subsidiaries is a party that, to the Knowledge of the Company, is a “nonqualified deferred compensation plan” subject to Code §409A.   No executive will be subject to monetary penalties to the IRS with respect to any §409A Plan of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(y)           Guaranties and Letters of Credit. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.  The Company is not the beneficiary of, and does not otherwise hold, any letter of credit.

(z)           Environmental, Health, and Safety Matters.

(i)	Since May 31, 2008, the Company has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)
Without limiting the generality of the foregoing, the Company has obtained, since May 31, 2008, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii)
The Company has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to the Parent Company, the Company, or any of the Company’s Subsidiaries, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv)
Neither the Company, nor any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including any hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Solid Waste Disposal Act, as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.

(v)
Neither the Company, nor any of its predecessors or Affiliates, has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities are or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi)
There are no material environmental audits, reports, and other material environmental documents relating to the Company’s, or any of its predecessors’ or Affiliates’, past or current properties, facilities, or operations which are in their possession, custody, or under their reasonable control.

(aa)           Systems. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business or to which customers or clients of the Company are granted any right of access or use (including pursuant to any license) by the Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance since May 31, 2008, that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company or customers or clients of the Company, and to the extent the Systems have experienced bugs, failures, breakdowns or continued substandard performance since May 31, 2008, the Company has addressed such matters in accordance with industry standards. The Company is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company’s business.

(bb)           Certain Business Relationships with the Company. Neither the Parent Company, any Affiliate of the Parent Company, any of the Parent Company’s directors, officers, employees and/or stockholders (including Clarence, Shirley and Donald Clark), nor the Company’s and its Subsidiaries’ directors, officers, and employees (including Hank Fallek and David Valley), (i) is, or since May 31, 2008, has been, involved in any business arrangement or relationship with the Company involving in excess of the Threshold Amount, and/or (ii) own any asset, tangible or intangible, that is used in the business of the Company.

(cc)           No Continuing Assets or Rights.  Upon the consummation of Closing, neither the Parent Company or any of its Affiliates, the Company or any of its Affiliates, Clarence, Shirley or any of their Affiliates, nor Donald Clark will hold, possess, own, lease or license, and/or have any right, title or interest in or to, any assets and property (whether real, personal or mixed, tangible or intangible, and of every kind, character, nature and description, and wherever located) owed by the Company at any time prior to Closing and/or used by the Company at any time prior to Closing, except for the Excluded Assets.

(dd)           Business Continuity. Except for the Excluded Assets, the Acquired Assets constitute all of the assets necessary to operate the Company’s business in the manner operated by the Company on the Execution Date.

(ee)           Disclosure. The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

(ff)           Retention of Customers.                                           No Person who is or at any time since February 29, 2012, was a material customer or material client of the Company has indicated in writing that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company.

(gg)           Data Privacy. The Company’s business has complied with and, as presently conducted, is in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. The Company has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Since May 31, 2008, the Company has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and, to the Knowledge of the Company, there are no facts suggesting the likelihood of the foregoing, including any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

§4.           Buyer’s Representations and Warranties. The Buyer represents and warrants to the Company that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a)           Organization of Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia.

(b)           Authorization of Transaction. The Buyer has full power and authority (including full  corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement; provided, however, that the Buyer may make any public disclosure that the Buyer believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the Buyer will use reasonable efforts to advise one or more of the Sellers prior to making the disclosure). The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Buyer.

(c)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the Buyer.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Buyer.

(d)           Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

§5.           Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b)           Notices and Consents. The Sellers will promptly give any notices to third parties, and the Sellers will use their best efforts to obtain any third-party authorizations, approvals or consents referred to in §3(c) above, including the Lease Consents and the other third-party authorizations, approvals or consents referred to on Schedule 3(c), and to obtain any security clearances for the Buyer and its appropriate officers and employees that may be necessary or appropriate to enter into and consummate the transactions contemplated by this Agreement.  The Sellers will promptly give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c), and to obtain any security clearances for the Buyer and its appropriate officers and employees that may be necessary or appropriate to enter into and consummate any of the transactions contemplated by this Agreement. The Buyer will promptly give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) above, and to obtain any security clearances for the Buyer and its appropriate officers and employees that may be necessary or appropriate to enter into and consummate any of the transactions contemplated by this Agreement.

(c)           Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any liability or obligation (including any costs and expenses the Company has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) outside the Ordinary Course of Business, and/or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §3(h) above.

(d)           Preservation of Business. The Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, clients, and employees (except as contemplated by §5(e) below).

(e)           Termination of Employees.  Prior to or at Closing, but effective as of the close of business on the Closing Date, the Company will terminate all of the Company’s employees, other than Donna Garrotto and Clarence.  Among the Company employees to be so terminated are those listed on Schedule 5(e) (the “Operating Employees”).  For the avoidance of any doubt, neither Clarence, Shirley, Donald Clark, nor Donna Garrotto is an Operating Employee.

(f)           Full Access. The Company will permit representatives of the Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company. The Buyer will treat and hold as such any Confidential Information it receives from any Seller, Hank Fallek and/or David Vaello in the course of the reviews contemplated by this §5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(g)           Notice of Developments. Each Seller will give prompt written notice to the Buyer, and the Buyer will give prompt written notice to the Company (on behalf of all Sellers), of any material adverse development causing a breach of any of its, his or her own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(g), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(h)           Exclusivity. Neither the Company, the Parent Company, Clarence, nor Shirley will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or all or any substantial portion of the assets, of the Company and/or the Parent Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information or documents with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(i)           Maintenance of Leased Real Property. The Company shall maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of the Buyer.

(j)           Real Property Leases. The Company shall not amend, modify, extend, renew or terminate any Lease, nor shall the Company enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer; provided, however, that with respect to the Texas Lease, the Company may enter into that certain Commercial Lease Amendment effective March 19, 2012, between the Company and Carroll D. Walker dba Boardwalk at Sam Bass.

(k)           No Material Corporate Changes.  Neither the Company nor the Parent Company shall be merged, consolidated or dissolved, or a participant in a share exchange, and none of the Sellers shall authorize or approve any such transaction.

(l)           Original LEADS Software.  Lockheed Martin Corporation shall assign to the Company all right, title and interest in and to the Original LEADS Software, free and clear of all Liens, which assignment shall be pursuant to an assignment document in form and substance acceptable to the Buyer and Buyer’s counsel.

(m)           NOAAPort Embedded Software.  The Parent Company, Clarence and Shirley shall assign to the Company all right, title and interest in and to the NOAAPort Embedded Software, free and clear of all Liens, which assignment shall be pursuant to an assignment document in form and substance acceptable to the Buyer and Buyer’s counsel.

§6.           Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)           General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, then (i) each of the Sellers will take such further actions (including the execution and delivery of such further instruments and documents) as the Buyer may request, all at the sole cost and expense of the Buyer (unless the Buyer is entitled to indemnification therefor under §8 below), and (ii) the Buyer will take such further actions (including the execution and delivery of such further instruments and documents) as any of the Sellers may request, all at the sole cost and expense of the requesting Seller (unless the requesting Seller is entitled to indemnification therefor under §8 below). Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Acquired Assets.

(b)           Litigation Support.

(i)
In the event and for so long as the Buyer is actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (A) any transaction contemplated under this Agreement or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Sellers will cooperate with the Buyer and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer (unless the Buyer is entitled to indemnification therefor under §8 below).

(ii)
In the event and for so long as any Seller is actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (A) any transaction contemplated under this Agreement or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Buyer will cooperate with the requesting Seller and their counsel in the contest or defense, make available its personnel, and  provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the requesting Seller (unless the requesting Seller is entitled to indemnification therefor under §8 below).

(c)           Transition. The Company will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, client, supplier, or other business associate of the Company from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Company prior to the Closing.

(d)           Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in the possession of any or all of the Sellers. In the event that the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Company will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Company may disclose the Confidential Information to the tribunal; provided, however, that the Company shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(e)           Name Change.  Promptly after Closing and after all the Acquired Assets have been assigned or otherwise transferred to the Buyer, the Company will amend its certificate of incorporation to change its corporate name from IPS MeteoStar, Inc., to a different corporate name that is not the same or confusingly similar to (i) IPS MeteoStar, Inc., IPS, IPSM, or MeteoStar, (ii) any trademarks, service marks, or trade names included in the Acquired Assets, or (iii) the Buyer’s corporate name or any trademark, service mark, or trade name of the Buyer; provided, however, that, for purposes of this §6(e), the Buyer may waive the requirement that any Acquired Asset be so assigned or otherwise transferred before the Company is required to so change its corporate name.

(f)           Maintenance of Corporate Status.  Neither the Company nor the Parent Company shall be merged, consolidated, liquidated or dissolved, or a participant in a share exchange, and none of the Sellers shall authorize or approve any such transaction, until (i) the Company shall have procured all of the third-party authorizations, approvals and consents specified in §3(c) and/or §5(b) above, including the Lease Consents and the other third-party authorizations, approvals or consents referred to on Schedule 3(c) (notwithstanding that the Buyer may have waived any closing condition in §7(a) as to any such Lease Consents and the other third-party authorization, approval or consents), (ii) the Company shall have procured all government and governmental agency authorizations, approvals and consents specified in §3(c) and/or §5(b) above, including those referred to on Schedule 3(c) (notwithstanding that the Buyer may have waived any closing condition in §7(a) as to any such government or governmental agency authorization, approval or consents), and (ii) the consummation of the assignment (or novation) to the Buyer of all Leases, Customer Contracts, and other Acquired Assets whose assignment requires any such authorization, approval or consent.

(g)           Employment.  At or promptly after Closing, the Buyer (subject to applicable law) will offer employment to all Operating Employees and any other individual who immediately prior to the Closing Date was employed by the Company and who performed services primarily at the Colorado Facility, the Texas Facility or Offutt Air Force Base in Nebraska, upon such terms and conditions as the Buyer deems appropriate (subject to applicable law).  The Parties acknowledge and agree that the Buyer will not have any obligation to offer employment to, or employ, Clarence, Shirley, Donald Clark, Donna Garrotto, and/or any other individual who immediately prior to the Closing Date was employed by the Company to perform services primarily in California or at any other location other than the Colorado Facility, the Texas Facility or Offutt Air Force Base in Nebraska.

(h)           Retained Personnel Records.  Upon request, the Sellers shall promptly provide the Buyer, as requested, with copies of and/or reasonable access to any Retained Personnel Records.

§7.           Conditions to Obligation to Close.

(a)           Conditions to Buyer’s Obligation.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)
The representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)
The Sellers (including the Company) shall have performed and complied with all of Seller’s (including all of the Company’s) covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers (including the Company) shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)
The Company shall have obtained and delivered to the Buyer a written consent for the assignment of (or a novation with respect to) each of the Leases, including a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to the Buyer and Buyer’s counsel;

(iv)
The Sellers shall have procured all of the authorizations, consents, and approvals of governments and governmental agencies, and (B) all authorizations, consents, and approval of third-parties, referred to in §3(c) and/or §5(b) above, including the authorizations, approvals or consents referred to on Schedule 3(c);

(v)
Lockheed Martin Corporation shall have assigned to the Company all right, title and interest in and to the Original LEADS Software, free and clear of all Liens, which assignment shall be pursuant to an assignment document in form and substance acceptable to the Buyer and Buyer’s counsel;

(vi)
The Parent Company, Clarence and Shirley shall have assigned to the Company all right, title and interest in and to the NOAAPort Embedded Software, free and clear of all Liens, which assignment shall be pursuant to an assignment document in form and substance acceptable to the Buyer and Buyer’s counsel;

(vii)
No action, suit, or proceeding shall be threatened in writing or pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of the Buyer to own the Acquired Assets, and/or to operate the former business of the Company, or (D) materially and adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(viii)
The Company shall have delivered to the Buyer a certificate of the secretary, an assistant secretary or other authorized officer of the Company to the effect that each of the conditions specified above in §7(a)(i)–(vii) is satisfied in all respects;

(ix)
The Sellers shall have paid all Debts To Be Paid At Closing and shall have delivered to the Buyer releases of all Liens encumbering the Acquired Assets, or made arrangements (in form and substance acceptable to the Buyer and the Buyer’s counsel) to have all such Liens encumbering the Acquired Assets released upon payment of the Debts To Be Paid At Closing;

(x)
The Sellers shall have executed and delivered to the Buyer a confidentiality, non-solicitation and non-competition agreement(s) in form and substance reasonably acceptable to the Buyer and its counsel (the “Non-Competition Agreement”);

(xi)
The Company shall have obtained and delivered to the Buyer an estoppel certificate with respect to each of the Leases, dated no more than ten (10) days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to the Buyer and Buyer’s counsel (the “Estoppel Certificates”);

(xii)
The Company shall have executed and delivered to the Buyer the (A) Assignments and Bill of Sale, and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request;

(xiii)	The Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Buyer, and dated as of the Closing Date;

(xiv)
All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and Buyer’s counsel;

(xv)
No damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair  the use or occupancy of the Leased Real Property or the operation of the business of the Company;

(xvi)
Hank Fallek shall have entered into a two-year employment agreement, and a confidentiality, non-solicitation and non-competition agreement, with the Buyer on terms reasonably satisfactory to the Buyer, and such agreements shall be in full force and effect as of the Closing;

(xvii)
David Vaello shall have entered into a three-year employment agreement, and a confidentiality, non-solicitation and non-competition agreement, with the Buyer on terms reasonably satisfactory to the Buyer, and such agreements shall be in full force and effect as of the Closing;

(xviii)
The Company shall have delivered to the Buyer copies of the certificates of incorporation of the Company and the Parent Company, each certified on or soon before the Closing Date by the Secretary of State of California;

(xix)
The Company shall have delivered to the Buyer copies of the certificate of good standing of the Company and the Parent Company issued on or soon before the Closing Date by the Secretary of State of California, and issued on or soon before the Closing Date by the Secretary of State (or comparable authority) of each other state in which the Company is qualified to do business;

(xx)
The Company shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to the Buyer and Buyer’s counsel, as to: (i) no amendments to the certificate of incorporation of the Company since the date of the Company’s certified copy specified in §7(a)(xii) above; (ii) the bylaws of the Company; (iii) the resolutions of the board of directors and stockholders of the Company authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(xxi)
The Parent Company shall have delivered to the Buyer a certificate of the secretary or an assistant secretary of  Parent Company dated the Closing Date, in form and substance reasonably satisfactory to Buyer and Buyer’s counsel, as to: (i) no amendments to the certificate of incorporation of the Parent Company since the date of the Parent Company’s certified copy specified in §7(a)(xii) above; (ii) the bylaws of the Parent Company; (iii) the resolutions of the board of directors and stockholders of the Parent Company authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Parent Company executing this Agreement or any other agreement contemplated by this Agreement; and

(xxii)
The Sellers shall have delivered to the Buyer a consent and waiver executed by Donald Clark whereby he consents to this Agreement and the transactions contemplated hereby, and waivers any right to object hereto or thereto, in any capacity, including individually, as a stockholder of the Parent Company and/or as a creditor of the Company and/or the Parent Company.

The Buyer may waive (in whole or in part) any condition specified in this §6(a) if the Buyer executes a writing so stating at or prior to the Closing.

(b)           Conditions to Company’s Obligation. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)
The representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case  such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)
The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)
No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)
The Buyer shall have delivered to Company a certificate of the secretary, an assistant secretary or other authorized officer of the Buyer to the effect that each of the conditions specified above in §6(b)(i)–(iii) is satisfied in all respects; and

(v)
All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Company’s counsel.

The Company may waive (in whole or in part) any condition specified in this §6(b) if the Company executes a writing so stating at or prior to the Closing.

§8.           Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties. All of the representations and warranties of Sellers contained in §3(g)–(j), §3(l), and §3(n)–(gg) above shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter; provided, however, that the representations and warranties contained in §3(z) above shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of five (5) years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in §3(a)–(f), §3(k), and §3(m) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)           Indemnification Provisions for Buyer’s Benefit.

(i)
In the event the Sellers breach any of their representations, warranties, and covenants contained in this Agreement, and, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to §10(g) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then the Sellers (jointly and severally) agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A) the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Sellers contained in §3(g)–(gg) above until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a Four Thousand One Hundred Seventy-five and No/100 Dollars ($4,175.00) aggregate deductible (after which point the Sellers will be obligated only to indemnify the Buyer from and against further such Adverse Consequences), and (B) the Sellers shall have no obligation to indemnify the Buyer from and against any Adverse Consequences consisting of or relating to Taxes with respect to any taxable period or portion thereof beginning after the Closing Date as a result of any breach of the representations and warranties set forth in §3(k) other than the representations and warranties set forth in paragraphs (iv)(B), (vi), (vii), or](viii) of such §3(k); and

(ii)
The Sellers (jointly and severally) agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(A)
Any liability of any Seller (including the Company) that is not an Assumed Liability (including any liability of the Company that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

(B)
Any liability of any Seller (including the Company) for unpaid Income Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); and/or

(C)
Any liability of any Seller (including the Company) for the unpaid Taxes of any Person (including the Company and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(c)           Indemnification Provisions for Company’s Benefit.

(i)
In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that the Sellers make a written claim for indemnification against the Buyer pursuant to §10(g) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; and

(ii)
The Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(d)            Matters Involving Third Parties.

(i)
If any third party notifies the Buyer or the Sellers, as the case may be (the “Indemnified Party”), with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Sellers or the Buyer, as the case may be (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii)
The Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)
So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (C) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv)
In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with §8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(e)           Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. Indemnification payments under this §8 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences in any tax year in which or prior to which such Adverse Consequences were incurred, t he Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this §8 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(f)           Recoupment Under Escrow Agreement. Any indemnification to which the Buyer is entitled under this §8 as a result of any Adverse Consequences the Buyer may suffer shall first be made as a payment to the Buyer from the escrow account in accordance with the terms of the Escrow Agreement and, to the extent that the aggregate amount of such payments exceeds the Escrow Amount plus any interest accrued thereon, the Buyer shall be entitled to recover the same from the Sellers (jointly and severally).

(g)           Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including any such remedy arising under Environmental, Health and Safety Requirements) any Party may have for breach of representation, warranty, or covenant with respect to the Company or the transactions contemplated by this Agreement.

§9.           Termination.

(a)           Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)	The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)
The Buyer may terminate this Agreement by giving written notice to any of the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2012 (or such later date as to which the Buyer may from time to time agree to in writing), by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).  Further, the Buyer may terminate this Agreement by giving written notice to any of the Sellers at any time prior to the consummation of Closing in the event the Debts To Be Paid At Closing exceed, in the aggregate, Three Million Six Hundred Seventy-five Thousand Dollars ($3,675,000.00); and

(iii)
The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2012 (or such later date as to which the Buyer and the Sellers may agree to in writing), by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from any of the Sellers himself, herself and/or itself, as the case may be, breaching any representation, warranty, or covenant contained in this Agreement).

(b)           Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §6(d) above shall survive termination.

§10.           Miscellaneous.

(a)           Press Releases and Public Announcements. None of the Sellers shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of the Buyer, and the Buyer shall not issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of one or more of the Sellers; provided, however, that (i) the Buyer may make any public disclosure that the Buyer believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the Buyer will use reasonable efforts to advise one or more of the Sellers prior to making the disclosure), and (ii) upon execution and delivery of this Agreement by all Parties hereto the Buyer and the Seller shall jointly issue the a press release in form and substance reasonably acceptable to the Buyer and the Sellers, and the Buyer shall make a public disclosure thereof as required by applicable law or any listing or trading agreement concerning its publicly traded securities (including by way of filing an appropriate SEC Form 8-K with the SEC).

(b)           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement. This Agreement (including the documents referred to herein) constitutes  the entire agreement among the Parties, and supersedes any prior understandings, agreements, covenants, promises and/or representations by or among any or all of the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Without limiting the generality of the preceding sentence, (i) the letter dated March 30, 2012, from the Buyer to the Company, the Parent Company and Clarence, countersigned as agreed to on March 30, 2012, by the Company, the Parent Company and Clarence, is hereby terminated and of no further force or effect, and (b) the “Non-Disclosure Agreement” with the effective date of February 22, 2012, signed by the Buyer and the Company on February 23, 2012 (the “NDA”), is hereby terminated on and of no further force or effect; provided, however, that such termination shall not apply to any breach or violation of the NDA that occurred prior to the Execution Date.

(d)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither the Company, the Parent Company, Clarence, nor Shirley may sell, assign, transfer or otherwise dispose of (including by operation of law) either this Agreement or any of his, her, its’ or their rights, interests, or obligations hereunder without the prior written approval of the Buyer, and any purported sale, assignment, transfer or other disposition (including by operation of law) without the prior written approval of the Buyer is null and void.  Prior to Closing the Buyer may not sell, assign, transfer or otherwise dispose of (including by operation of law) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Sellers, and any purported sale, assignment, transfer or other disposition (including by operation of law) prior to Closing without the prior written approval of the Sellers is null and void.  After Closing, the Buyer may sell, assign, transfer or otherwise dispose of (including by operation of law) this Agreement or any of the Buyer’s rights, interest, or obligations hereunder without the approval of any or all of the Sellers.

(e)           Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which together shall constitute one and the same agreement.  The signature of any Party to any counterpart of this Agreement shall be deemed a signature to, and may be appended to, any other counterpart of this Agreement.  It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A facsimile, PDF, photocopy, or other electronic copy of an executed counterpart copy of this Agreement shall be sufficient to bind the Party or Parties whose signature(s) appear(s) thereon.

(f)           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service, charges prepaid (including Federal Express), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer: Sutron Corporation 22400 Davis Drive Sterling, Virginia 20164 Attention: Raul S. McQuivey, Chairman of the Board, President and CEO	Copy to: Christopher C. Roberts, Esq. Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 12505 Park Potomac Avenue, 6th Floor Potomac, Maryland 20854
If to the Company: IPS MeteoStar, Inc. c/o Information Processing Systems of California, Inc. 70 Glenn Way, Suite #2 San Carlos, California 94040 Attention: Clarence L. Boice, President & CEO	Copy to: W. Patrick Kelley, Sr., Esq. Law Offices of W. Patrick Kelley, Sr. Oso Boots Corner 230 S. Shepherd Street, Suite C Sonora, California 95370

If to the Parent Company:	Copy to:
Information Processing Systems
          of California, Inc.
70 Glenn Way, Suite #2
San Carlos, California  94040
Attention:  Clarence L. Boice,
 President & CEO

If to Clarence:
Clarence L. Boice
414 Vermont Avenue
Moss Beach, California  94038

If to Shirley:
                   Shirley H. Boice
                   414 Vermont Avenue
                   Moss Beach, California  94038

W. Patrick Kelley, Sr., Esq.
Law Offices of W. Patrick Kelley, Sr.
Oso Boots Corner
230 S. Shepherd Street, Suite C
Sonora, California  95370

Copy to:
W. Patrick Kelley, Sr., Esq.
Law Offices of W. Patrick Kelley, Sr.
Oso Boots Corner
230 S. Shepherd Street, Suite C
Sonora, California  95370

Copy to:
W. Patrick Kelley, Sr., Esq.
Law Offices of W. Patrick Kelley, Sr.
Oso Boots Corner
230 S. Shepherd Street, Suite C
Sonora, California  95370

Any one or more of the Sellers may change their address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving Buyer notice in the manner herein set forth.  Buyer may change its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving any or all of the Sellers notice in the manner herein set forth.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

(i)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.  No failure of any Party to exercise any power, right or remedy given such Party hereunder, or to insist upon the strict compliance by any other Party of any obligation, covenant, term, condition, warranty or agreement hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of such Party’s right to demand exact compliance with the terms of this Agreement.  No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)           Severability. Whenever possible, each term and provision of this Agreement shall be interpreted in such manner to be effective, valid, enforceable and legal under applicable law.  However, each term and provision of this Agreement shall be considered separable, and should any term or provision of this Agreement for any reason be declared or held invalid, unenforceable or illegal, such invalidity, unenforceability, or illegality shall not impair or affect the validity of any remaining terms and provisions hereof or the validity, enforceability or legality of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses. Each Party will bear his, her, its’ or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding Income Taxes), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Other Taxes and Fees”), shall be borne 50% by Buyer and 50% by Sellers.  If  the Buyer pays more than their 50% share of any such Other Taxes and Fees, then, on demand of the Buyer, the Sellers shall promptly reimburse the Buyer for excess amount it paid; and if the Sellers pay more than their 50% share of any such Other Taxes and Fees, then, on demand of the Sellers, the Buyer shall promptly reimburse the Sellers for excess amount they paid.

(l)           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms and words in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause herein may require, as if such terms and words had been fully and properly written in the appropriate number and gender.  The word “including” shall mean including without limitation.

(m)           Incorporation of Recitals, Exhibits and Schedules. The Recitals set forth as the introduction to this Agreement, and the Exhibits and Schedules identified in this Agreement, are hereby incorporated herein by reference and made a part hereof.

(n)           Tax Matters. Buyer and Company agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(o)           Employee Benefits Matters. Nothing contained herein, express or implied, shall be construed to (i) limit in any way the Buyer’s ability to amend or terminate any benefit plan, policy, or arrangement, (ii) constitute an amendment to any benefit plan, policy, or arrangement, or (iii) create any third-party beneficiaries. The covenants in this §10(o) shall expire on the date which is one (1) year after the Closing Date.

(p)           Specific Performance. Each Party acknowledges and agrees that the Buyer would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms by any or all of the Sellers, or this Agreement is otherwise breached by any or all of the Sellers, so that the Buyer shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement by any or all of the Sellers and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which the Buyer may be entitled, at law or in equity.  In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event any or all of the Sellers breaches this Agreement, money damages would be inadequate and the Buyer would have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(q)           Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action, suit or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action, suit or proceeding may be heard and determined in any such court. Except in respect of an action, suit or proceeding commenced in another jurisdiction by a third party, each Seller also agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any court other than a state or federal court sitting in the Commonwealth of Virginia. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought and (if and to the extent permitted by applicable law) waives any bond, surety, or other security that might be required of any other Party with respect thereto. EACH PARTY HEREBY EXPRESSLY WAIVES TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(r)           Weekends and Holidays.  Whenever the last day for the performance of any act required by any party under this Agreement shall fall upon a Saturday, Sunday, or legal holiday in San Mateo County, California, or Loudoun County, Virginia, then the date for the performance of any such act shall be extended to the next succeeding business day which is not a Saturday, Sunday or such legal holiday.

[signatures on next page(s)]

* * *

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first above written.

SELLERS:

(a)	Company:
        IPS MeteoStar, Inc.,
a California corporation

/s/ Clarence L. Boice
By: ___________________________________
Clarence L. Boice, Chairman, and CEO/President

(b)	Parent Company:
        Information Processing Systems of California, Inc.,
a California corporation

/s/ Clarence L. Boice
By: ___________________________________
Clarence L. Boice, President & CEO

(c)	Clarence:

/s/ Clarence L. Boice
_______________________________________
Clarence L. Boice

(d)	Shirley:

/s/ Shirley H. Boice
_______________________________________
Shirley H. Boice

BUYER:

Sutron Corporation,
a Virginia corporation

/s/ Raul S. McQuivey
By: __________________________________________
Raul S. McQuivey, Chairman of the Board, President and CEO

Exhibits:                     A.                      Definitions
     B.                      Intentionally left blank
     C.                      Intentionally left blank
     D.                      Intentionally left blank
     E.                      Allocation Schedule
     F.                      Financial Statements
F-1         Pro Forma Financial Statements
F-2         Monthly Actual Financial Statements
F-3         Tax Return Financial Statements
F-4         California Tax Financial Statements
     G.                      Intentionally left blank
     H.                      Form of Sellers’ opinion of counsel

Schedule 2(c)                                           Debts To Be Paid At Closing
Schedule 2(g)                                           Adjustments
Schedule 3(c)                                           Required Consents
Schedule 3(w)                                          Employees Owed PTO
Schedule 5(e)                                           Operating Employees
Schedule A-1                                           Tangible Personal Property
Schedule A-2                                           Intellectual Property
Schedule A-3                                           Leased Assets
Schedule A-4                                           Other Contracts
Schedule A-5                                           Proposals
Schedule A-6                                           Permits and Licenses
Schedule A-7                                           Memberships
Schedule A-8                                           Completed Contracts
Schedule A-9                                           Comptime Obligation
Schedule A-10                                         Customer Contracts
Schedule A-11                                         Retained Video Equipment

#3091509v1

EXHIBIT #A

Definitions

888888888888888888888888888888888888888888888888888888888888888888888888888888

As used in this Agreement, the following capitalized words and terms have the meanings set forth below:

“Acquired Assets” means all right, title, and interest in and to all of the assets and property (whether real, personal or mixed, tangible or intangible, and of every kind, character, nature and description, and wherever located) of the Company, including:

(a)
the LEADS Software, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions;

(b)	all of the assets and property located at, or used by the Company at or from, the Colorado Facility;

(c)	all of the assets and property located at, or used by the Company at or from, the Texas Facility;

(d)	all of the Company’s Leased Real Property;

(e)
all of the Company’s tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), including the tangible personal property listed or described on Schedule A-1 (“Tangible Personal Property”);

(f)
all of the Company’s Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions, including the Intellectual Property listed or described on Schedule A-2 (“Intellectual Property”);

(g)	all of the Company’s leases, subleases, and rights thereunder, including those listed or described on Schedule A-3 (“Leased Assets”);

(h)	all of the Company’s Customer Contracts;

(i)
all of the Company’s agreements, contracts, subcontracts, purchase orders, work orders, indentures, mortgages, instruments, Liens, guarantees, other similar arrangements, and rights thereunder (other than Customer Contracts), including those listed or described on Schedule A-4 (“Other Contracts”);

(j)	all of the Company’s outstanding responses to requests for proposals, bids and proposals, including those listed or described on Schedule A-5 (“Proposals”);

(k)
all of the Company’s confidentiality, trade secret, non-disclosure, invention, non-competition, non-solicitation and similar agreements with its current and former employees (including those on using or based on the Company’s form “Employment Agreement Regarding Non-Disclosure, Inventions & Non-Competition”) (the “Employee Non-Disclosure Agreements”);

(l)
all of the Company’s claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), whether known or unknown, contingent or noncontingent;

(m)
all of the Company’s franchises, approvals, permits, licenses, certifications, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, including those listed or described on Schedule A-6 (“Permits and Licenses”);

(n)
all of the Company’s books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

(o)	all of Company’s memberships in trade associations and similar organizations, including those listed or described on Schedule A-7 (“Memberships”); and

(p)	all of the Company’s goodwill associated with any of the foregoing.

Notwithstanding the preceding provisions of this definition of “Acquired Assets,” the “Acquired Assets” shall not include the Excluded Assets.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Wells Fargo Bank, N.A.

“Assumed Liabilities” means

(a)
the Company’s obligation to provide Employees Owed PTO with, or to compensate Employees Owed PTO for, their respective PTO accrued as of Closing (the “PTO Obligation”); provided, however, that the Buyer’s maximum aggregate liability for said PTO Obligation shall not exceed One Hundred and Seventy-five Thousand and No/100 Dollars ($175,000.00); and

(b)
all obligations of the Company under the agreements, contracts, leases, licenses, purchase orders, work orders, and other arrangements that constitute part of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after  Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to the Company after Closing.

Notwithstanding the above, the “Assumed Liabilities” shall not include (among other debts, liabilities and obligations):

(i)	any liability for the Company’s Comptime Obligation;

(ii)
any liability of the Company relating to payroll (including any accrued unpaid compensation), vacation (except for the PTO Obligation), sick leave, workers’ compensation, unemployment benefits, pension benefits, profit-sharing, health care plans or benefits, or other employee plans or benefits;

(iii)	any liability of the Company for Income Taxes;

(iv)	any liability of the Company relating to any Employee Benefit Plans or benefits thereunder;

(v)	except as provided in §10(k), any liability of the Company for transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby;

(vi)	any liability of the Company for Taxes (other than Income Taxes) arising with respect to any periods up to, through and including the date of Closing;

(vii)
any liability of the Company for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise;

(viii)	any liability relating to the Clark Settlement Agreement;

(ix)
any obligation of the Company to indemnify any Person (including the Parent Company, Clarence, Shirley and/or Donald Clark) by reason of the fact that such Person is or was a director, officer, employee, or agent of the Company or any of its Subsidiaries or is or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(x)	any liability of the Company for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; or

(xi)
 any liability or obligation of the Company under this Agreement (or under any side agreement between the Company on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface to the Agreement.

“Business Day” means a day other than a Saturday, Sunday or legal holiday in either San Mateo, California, or Loudoun County, Virginia.

“Capital Crest Finance Agreement” means that certain Equipment Finance Agreement (Contract Number: 1251241) between Company and Capital Crest as signed by Company on December 10, 2009.

“Cash” means cash in banks or other financial institutions.

“CERCLA” has the meaning set forth in §3(z).

“Clark Settlement Agreement” means that certain Settlement Agreement last signed April 17, 2012, by and among Donald Clark, the Parent Company, Clarence and Shirley.

“Closing” has the meaning set forth in §2(d).

“Closing Purchase Price” has the meaning set forth in §2(c).

“Closing Date” has the meaning set forth in §2(d).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Facility” means the Company’s leased premises located at 99 Inverness Drive East, Condominium Unit 130, Englewood, Colorado 80112, which are occupied by the Company pursuant to the Colorado Lease.

“Colorado Lease” means that certain Lease Agreement (Industrial) dated August 18, 2005, between the Company, as tenant, and UNInverness LLC (predecessor to current landlord), as landlord, as amended by (a) that certain Amendment Number One to Lease Agreement dated as of October 13, 2005, between Company and UCInverness LLC, and (b) that certain Second Amendment to Lease dated effective as of October 7, 2010 between Company and 101 Inverness, LLC (the current landlord).

“Company” has the meaning set forth in the preface to the Agreement.

“Completed Contracts” means (a) all of the Company’s contracts, subcontracts, purchase orders, work orders, leases, subleases, licenses, sublicenses, and other agreements of any kind or nature that have been fully performed on or prior to Closing and (b) with respect to the Company’s contracts, subcontracts, purchase orders, work orders, leases, subleases, licenses, sublicenses, and other agreements of any kind or nature with customers or clients, under which the customer or client does not have the right to request, demand or order any additional goods or services after Closing, including those listed or described on Schedule A-8 (“Completed Contracts”);

“Comptime Obligation” means the an aggregate of Two Hundred Sixty-nine Thousand Five Hundred Fifty-six and 12/100 Dollars ($269,556.12) owed by the Company to those individuals listed on Schedule A-9, in the respective amounts set forth opposite their respective names thereon, in payment of the Company’s frozen comptime balances owed to said individuals. Individuals with zero comptime balances on Schedule A-9 have been crossed off on Schedule A-9 since the Company does not owe them any payment with respect to its frozen comptime; and such crossed-off individuals shall not be included among those to receive payments with respect to the Company’s Comptime Obligation.

 “Confidential Information” means any information concerning the business and affairs of the Company that is not already generally available to the public.

“Controlled Group” has the meaning set forth in Code §1563.

“CORPAC Contract” means the “ADQUISICION DE UN SISTEMA DE RECEPCION DE IMAGENES SATELITALES METEROLOGICOS (GVAR)” dated February 18, 2011, between La Corporacion Peruana de Aeropuertos Y Aviacion Comercial Sociedad Anonima – CORPAC S.A. and Company, as amended.

“Customer Contracts” means all of the Company’s contracts, subcontracts, purchase orders, work orders, leases, subleases, licenses, sublicenses, and other agreements of any kind or nature, with customers or clients (excluding Completed Contracts), including those listed or described on Schedule A-10.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, local, and non-U.S.) applicable to data privacy, data security, and/or personal information, including the Federal Trade Commission’s Fair Information Principles, as well as industry standards applicable to the Company.

“Disclosure Letter” has the meaning set forth in §3.

“Employee Benefit Plan” means any “employee benefit plan”’ (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

“Escrow Agent” means a bank, trust company or other federally-insured financial institution selected by the Buyer to serve as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement by and among the Buyer, the Sellers and the Escrow Agent to be entered into prior to Closing.  The Escrow Agreement shall provide that the Escrow Amount shall be held in escrow as security for any claims by the Buyer against the Sellers under the Agreement for a period of six (6) months (and, with respect to any claim made within said six [6] months but not resolved within said six [6] months, until such claim is resolved as provided therein).

“Escrow Amount” means Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Estoppel Certificates” has the meaning set forth in §7(a).

 “Excluded Assets” means:

(a)	all of the Company’s Cash;

(b)	all of the Company’s accounts, notes, and other receivables;

(c)	the Retained Video Equipment;

(d)	all of the Company’s Completed Contracts;

(e)	all of the Company’s employment agreements with Donna Garrotto, Clarence, Shirley, Donald Clark, and/or any other person other than the Operating Employees;

(f)
the lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which one or more of the Sellers holds a leasehold estate and other rights to use or occupy the premises with the street address 70 Glenn Way, Suite #2, San Carlos, California  94040 (the “California Lease”);

(g)
all of the intercompany accounts between the Company and the Parent Company, including those referenced in the Parent Company’s consolidated Federal income tax return for the fiscal year ended May 31, 2011, on the “Schedule of Combined Ending Balance Sheet and Schedule M-2” as “Other Assets” (with respect to Statement 16’s reference to “Interco Notes – IPS”) and as “Other liabilities” (with respect to Statement 18’s reference to “Interco Notes – IPSM”) (the “Intercompany Accounts”);

(h)	all of the Company’s Employee Benefit Plans, including the Company’s rights in connection with the Employee Benefits Plans and the assets thereof;

(i)	all of the Company’s insurance policies and the proceeds thereof;

(j)
all of the Company’s right, title and interest in and to the following trademarks: (1) AC3 University – U.S. Trademark Reg. No. 3250905; (2) AC3S – U.S. Trademark Reg. No. 3186547; (3)IC4U – U.S. Trademark Reg. No. 3186549; and (4) GeoLink – U.S. Service Mark application, Serial Number 77016288 – abandoned August 29, 2007;

(k)
the Company’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to its state of incorporation and foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company as a corporation;

(l)	all personnel records and other records that the Company is required by law to retain in its possession (“Retained Personnel Records”); and

(m)	any of the rights of the Company under this Agreement (or under any side agreement between the Company on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §3(g).

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Improvements” has the meaning set forth in §3(l).

“Income Tax” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone and facsimile numbers, email addresses, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets, all confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, studies, reports, logs, records, correspondence, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, client and supplier lists, lists of referral sources, pricing and cost information, and business and marketing plans and proposals), operating guides and manuals, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

 “Knowledge of the Company” means to the knowledge of Clarence, Shirley, Donald Clark, Hank Fallek and/or David Vaello, after reasonable investigation.

“LEADS Software” means, collectively, the suite of software products that at any time have been and/or currently are offered, sold, licensed, leased and/or otherwise provided by the Company to its customers or clients (and/or potential customers or clients) as “LEADS” software (including under any version or variation of “LEADS” software), including (a) the software titled (i) MeteoStar: Lockheed Environmental Analysis Display System (LEADS), copyright registration number TXu000810639, (ii) MeteoStar:  Environmental Monitoring System (EMS), copyright registration number TXu000809603, (iii) MeteoStar, Road Weather Information System (RWIS), copyright registration number TXu000806336, and (iv) MeteoStar Softcopy Mapping System (SMS), copyright registration number TXu000810685, and all updates, upgrades, new versions, improvements, revisions, patches, modules, and all other works derived therefrom, and (b) the NOAAPort Embedded Software.  “LEADS Software” includes all source code, object code, executable code, executable modules, tools, documentation, software configuration files, data and data bases, including technical specifications, user guides, build procedures, and associated test reports, and all associated goodwill and moral rights.

“Lease Consents” has the meaning set forth in §7(a).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries (if any), including the right to all security deposits and other amounts and instruments held by or on behalf of the Company or its Subsidiaries (if any) thereunder.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Company or any of its Subsidiaries (if any) holds any Leased Real Property.

“Lien” means any mortgage, deed of trust, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens, and (c) liens securing rental payments under capital lease arrangements.

“Lockheed Martin Agreement” means that certain MeteoStar Exclusive License/Asset Purchase Agreement dated September 19, 1997, between Lockheed Martin Corporation and the Company.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, or to the ability of any Party to consummate timely the transactions contemplated hereby.  Any effect or change that (a) involves an amount in excess of the Threshold Amount, or (b) creates any Lien, or allows any Lien to exit (or to continue to exist), on any Acquired Assets after Closing, shall be deemed to have a  “Material Adverse Effect” or to be a “Material Adverse Change.”

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NOAA” means the U.S. National Oceanic and Atmospheric Administration.

“NOAAPort Embedded Software” means that certain computer software created by Clarence, and all updates, upgrades, new versions, improvements, revisions, patches, modules, and other works derived therefrom, that is or are used to collect digital signals from the NOAAPort Hardware Receive System and convert such signals into a format for use with the LEADS Software.  “NOAAPort Embedded Software” includes all source code, object code, executable code, executable modules, tools, documentation, software configuration files, data and data bases, including technical specifications, user guides, build procedures, and associated test reports, and all associated goodwill and moral rights.

“NOAAPort Hardware Receive System” means that certain hardware comprising orbiting satellites and ground-based data collection and distribution stations that accumulate and broadcast weather data and environmental information in near-real time to NOAA and its external users.

“Original LEADS Software” means (a) the software titled (i) MeteoStar: Lockheed Environmental Analysis Display System (LEADS), copyright registration number TXu000810639, (ii) MeteoStar:  Environmental Monitoring System (EMS), copyright registration number TXu000809603, (iii) MeteoStar, Road Weather Information System (RWIS), copyright registration number TXu000806336, and (iv) MeteoStar Softcopy Mapping System (SMS), copyright registration number TXu000810685, and all updates, upgrades, new versions, improvements, revisions, patches, modules, and all other works derived therefrom.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), but in no event shall the Ordinary Course of Business not be a reasonable course of business.

“Parent Company” has the meaning set forth in the preface to the Agreement.

“Party” has the meaning set forth in the preface above.

 “Person” means a natural person, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, employee organization, mutual company, an unincorporated organization, firm, institution, or any other business entity or a governmental entity (or any department, agency, commission, authority, or political subdivision thereof, and whether a Federal, state, local, non-U.S., or other governmental entity).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in §2(c).

“Real Property Laws” has the meaning set forth in §3(l).

“Reportable Event’ has the meaning set forth in ERISA §4043.

“Retained Video Equipment” means the equipment not crossed-off or marked with an asterisk on Schedule A-11.  All Retained Video Equipment is leased by Company under the Capital Crest Finance Agreement.

 “Sellers” has the meaning set forth in the preface to the Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, manager, general partner or similar authorized person of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in §3(aa).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Texas Facility” means the Company’s leased premises located at 2111 Sam Bass Road, Suite A800, Round Rock, Texas 78681, which are occupied by the Company pursuant to the Texas Lease.

“Texas Lease” means that certain Commercial Lease commencing on May 1, 2010, between the Company, as tenant, and Carroll D. Walker dba Boardwalk at Sam Bass, as landlord, as amended by that certain Commercial Lease Amendment effective March 19, 2012, between the Company and Carroll D. Walker dba Boardwalk at Sam Bass.

“Textron FCS Contract” means the contract between Textron and Company identified as 04AIS001 dtd 5-28-2003 for the Future Combat Systems (FCS) relating to Govt. Prime Contract Number: DAAE07-03-9-F001 (OTA), and Govt. Prime Contract Number: W56HZV-05-C-0724 (FAR), as amended.

“Threshold Amount” means Two Thousand Five Hundred and No/100 Dollars ($2,500.00).

“WARN Act” has the meaning set forth in §3(h).

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